UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

March 31, 2004
(Date of earliest event reported)

Quintek Technologies
(Exact name of registrant as specified in its charter)

CA	0-29719	77-0505346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

537 Constitution Ave. , Camarillo CA	93012
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   805-383-3914

Item 5. Other Events and Regulation FD Disclosure.

To Quintek's valued shareholders and customers,

Quintek has experienced some major key developments thus far in calendar year 2004. In January the Company announced its expansion into the service industry. In February a strategy was disclosed to develop a complete information lifecycle management (ILM) solution for cradle-to-grave document storage. Then, most significantly, in March Quintek announced a new President with considerable industry and sales experience, which is expected to further impact the successful growth and expansion of the Company.

As Quintek aligns itself as a 'Business Process Outsourcing' (BPO) services provider we will greatly expand the Company's offerings. Forester Research has estimated that this BPO space will grow to $146 billion by the year 2008. As a BPO services provider, Quintek will enable document intensive organizations to improve efficiencies through our multi-tiered service and offering end-to-end solutions.

This new division of the Company will be referred to as Quintek Services, Inc. (QSI). To spearhead QSI, the Company recently named Bob Brownell as President. A key component to the successful execution of our growth plans, Mr. Brownell brings more than 25 years of experience in the document imaging and data capture markets.

The five tiers of QSI's Business Process Outsourcing (BPO) offerings will encompass a range of services, such as document scanning and off-shore data entry. QSI will also offer more sophisticated services including mail handling, off-shore data capture, web-based image hosting, EDM software integration, off-shore health care claims adjudication and digital archival storage. QSI will also leverage Quintek's proprietary, Chemical-Free Microfilm (CFM) technology as a unique differentiator among its competitors.

The expansion of services and the addition of Mr. Brownell are some of the most significant positive developments in Quintek's history and represent a solid move towards our ongoing goal to increase shareholder value. Over the next 24 month period we intend to add up to an additional 35 new sales people and greatly increase the scope of Quintek's offerings.

Management thanks you for your patience and support over the last twelve months. Today, through managements rebuilding efforts, we have a much stronger company, poised to aggressively pursue opportunities and capitalize on technology and innovation.

Sincerely,

Robert Steele
Chairman and CEO

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quintek Technologies (Registrant)
March 31, 2004 (Date)	/s/ ANDREW HAAG Andrew Haag Chief Financial Officer